Exhibit 99.1

Hut 8 Reports First Quarter 2026 Results

Two years of foundation-building translates into $16.8 billion in triple-net, take-or-pay contracted lease revenue across two hyperscale AI campuses underpinned by blue-chip, investment-grade counterparties

Recently announced Beacon Point lease demonstrates repeatability of Hut 8’s power-first model across tenants and geographies

Earnings Release Highlights

-	Demonstrated the repeatability of Hut 8's power-first development model, signing a 15-year, 352 MW IT AI data center lease at Beacon Point with a high-investment-grade tenant, representing $9.8 billion in base-term contract value on a triple-net, take-or-pay basis.
-	Continued construction of the River Bend AI data center campus, and, subsequent to quarter-end, closed an offering of $3.25 billion of fully amortizing 16.5-year investment-grade senior secured notes to finance the project — the first single-sponsor data center project to access the investment-grade construction bond market — at approximately 95% loan-to-cost, on a non-dilutive, non-recourse basis to Hut 8.
-	Simplified and strengthened the balance sheet through the divestiture of the Company’s 310 MW portfolio of natural gas power plants and, subsequent to quarter-end, the refinancing of the Company’s Bitcoin-backed credit facility, reducing cost of debt from 9.0% to 7.0%, unencumbering approximately 3,300 BTC, and releasing balance sheet liquidity to fund growth.
-	Entered the Company’s next phase of platform growth with a 8,375 MW development pipeline, underpinned by continued investment in the power-first development talent and program infrastructure required to convert pipeline to contracted revenue at scale.

MIAMI, FL, May 6, 2026 – Hut 8 Corp. (Nasdaq, TSX: HUT) (“Hut 8” or the “Company”), an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive use cases, today reported its financial results for the first quarter of 2026.

Asher Genoot, CEO of Hut 8, said: "In the first quarter of 2026, we continued to execute against our conviction that power is the foundational layer for the next generation of energy-intensive technologies, and that those who secure it at scale will build and compound a durable competitive advantage. That conviction has produced a contracted revenue base of $16.8 billion underpinned by triple-net, take-or-pay data center leases with 597 MW of IT capacity across two hyperscale AI campuses, and diversified blue-chip, investment-grade counterparties.”

“Our initial lease at Beacon Point demonstrates how our distinct power-first development model is repeatable across tenants and geographies. We identified a site that incumbents and peers overlooked and delivered a lease structured on the same triple-net, take-or-pay terms that defined our first AI data center lease at River Bend. Within five months, we have more than doubled our contracted capacity and secured $9.8 billion in incremental base-term contract value.

“With River Bend advancing toward Q2 2027 delivery and a development pipeline spanning 8,375 MW, our focus is on continuing to scale with the rigor and quality we believe distinguishes our platform from others in the market. We believe our proven model, strong balance sheet, and utility-scale development pipeline position us to continue executing with uncompromising discipline as we build what we believe will become an enduring, generational business at the intersection of energy and technology.”

First Quarter 2026 Highlights

Power

-	Generated $3.7 million in first quarter revenue from Power Generation and Managed Services. Revenue generated by Hut 8 through its Managed Services agreement with the Company’s majority-owned subsidiary, American Bitcoin Corp. (“American Bitcoin”), is eliminated in consolidation, as these transactions are treated as intercompany so long as American Bitcoin remains a consolidated entity.
-	Completed the sale of the Company’s 310 MW portfolio of four natural gas-fired power plants in Ontario to TransAlta Corporation. The transaction concludes a multi-phase value creation program that began with acquisition out of bankruptcy proceedings in partnership with Macquarie Equipment Finance Ltd. (a subsidiary of Macquarie Group Limited), advanced through stabilization and operational improvements driven by the Company’s in-house power expertise, and culminated in five-year capacity contracts with the Ontario Independent Electricity System Operator.
-	Completed critical path development work required to commercialize Beacon Point, including contracting utility capacity with AEP, advancing interconnection through the ERCOT process, funding the Contribution in Aid of Construction (CIAC), and commencing substation construction.
-	Recommissioned the Drumheller facility, deploying 42 MW of previously non-operational capacity into ASIC Colocation capacity and expanding the Company's revenue-generating infrastructure footprint.

Digital Infrastructure

-	Generated $1.3 million in first quarter revenue from Colocation services. An additional $27.7 million of Colocation revenue, including reimbursements, from the Company’s share of the unconsolidated King Mountain Joint Venture is recognized in the “Equity in earnings of unconsolidated joint venture” line item. Revenue generated by Hut 8 through its ASIC Colocation agreement with American Bitcoin is eliminated in consolidation, as these transactions are treated as intercompany so long as American Bitcoin remains a consolidated entity.
-	Advanced construction at River Bend, the Company’s 330 MW AI data center campus in West Feliciana Parish, Louisiana.
-	Commercialized the first phase of Beacon Point, the second AI data center campus originated under Hut 8’s power-first, greenfield model, through a 15-year, $9.8 billion lease for 352 MW of IT capacity with a high-investment-grade tenant.

Compute

-	Generated $66.0 million in first quarter revenue from ASIC Compute, AI Cloud, and Traditional Cloud solutions. ASIC Compute revenue was generated primarily through American Bitcoin; AI Cloud revenue from the Company’s wholly owned Highrise AI subsidiary; and Traditional Cloud solutions delivered under the Hut 8 Canada brand.

Capital Strategy and Balance Sheet

-	Maintained a strong liquidity position, supported by approximately $1.3 billion in cash and Bitcoin holdings as of March 31, 2026, including $795.6 million attributable to Hut 8 and $489.0 million attributable to American Bitcoin.
-	Closed, subsequent to quarter-end, an offering of $3.25 billion of fully amortizing 16.5-year investment-grade senior secured notes to finance the construction of River Bend — the first single-sponsor data center project to access the investment-grade construction bond market — on a non-dilutive, non-recourse basis to Hut 8. The transaction increased loan-to-cost from approximately 85% contemplated at lease announcement to 95% and, through a tenor aligned to the lease term, eliminated refinancing risk, and fully funded the project with $184 million of equity to be returned to Hut 8 at closing for redeployment, with no incremental equity contribution expected from Hut 8.

-	Refinanced, subsequent to quarter-end, the Company's $200.0 million Bitcoin-backed credit facility with FalconX, reducing facility cost of debt from 9.0% to 7.0% and increasing Bitcoin held outside collateral covenants by approximately 3,300 BTC, with a market value of $260 million as of May 1, 2026. Assuming conversion of the Company's $150.0 million Coatue convertible note, which is substantially in the money and subject to mandatory redemption beginning in late Q2 2026 (subject to certain conditions), the Company will have no meaningful recourse debt at the parent level.

Development Pipeline

Development pipeline totaling 8,375 MW1 as of May 6, 2026, including 5,315 MW of Energy Capacity Under Diligence, 1,680 MW1 of Energy Capacity Under Exclusivity, 550 MW of Energy Capacity Under Development, and 830 MW of Energy Capacity Under Construction.

1.	Excludes 1,000 MW of potential expansion capacity at River Bend (subject to the expansion of power at the site), for which Fluidstack holds a ROFO under the River Bend lease

Select First Quarter 2026 Financial Results

Revenue for the three months ended March 31, 2026 was $71.0 million, compared to $21.8 million in the prior year period, and consisted of $3.7 million in Power revenue, $1.3 million in Digital Infrastructure revenue, and $66.0 million in Compute revenue. As American Bitcoin is a consolidated subsidiary, all revenue generated through the Company’s Managed Services agreement, ASIC Colocation agreement, and Shared Services agreement with American Bitcoin is eliminated in consolidation.

Net loss for the three months ended March 31, 2026 was $253.1 million, compared to $134.3 million in the prior year period. Net loss for the period included $295.7 million of primarily unrealized losses on digital assets, compared to $112.4 million in the prior year period.

Adjusted EBITDA for the three months ended March 31, 2026 was $(250.5) million, compared to $(117.7) million in the prior year period. Adjusted EBITDA for each period includes the impact of the losses on digital assets described above. A reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net loss, and an explanation of this measure has been provided in the table included below in this press release.

Conference Call

The Company will host a conference call and webcast to review the results today at 8:30 a.m. ET. To register for the webcast, use the following link: https://app.webinar.net/nqBKZeqZERG

Supplemental Materials and Upcoming Communications

The Company expects to make available on its website materials designed to accompany the discussion of its results, along with certain supplemental financial information and other data. For important news and information regarding the Company, including investor presentations and timing of future investor conferences, visit the Investor Relations section of the Company's website, hut8.com/investors, and its social media accounts, including on X and LinkedIn. The Company uses its website and social media accounts as primary channels for disclosing key information to its investors, some of which may contain material and previously non-public information.

Analyst Coverage

A full list of Hut 8 Corp. analyst coverage can be found at hut8.com/investors/stock-info/.

About Hut 8

Hut 8 is an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive technologies such as AI, high-performance computing, and ASIC compute. The Company develops, commercializes, and operates industrial-scale energy and data center infrastructure through a power-first, innovation-driven approach. For more information, visit hut8.com.

Cautionary Note Regarding Forward–Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events, or developments that Hut 8 expects or anticipates will or may occur in the future, including statements relating to the development, construction, financing, and expected delivery timeline of the River Bend and Beacon Point AI data center campuses; the repeatability of the Company's data center development model; the Company's ability to achieve platform growth and execute on its business plan; the anticipated use of proceeds and financial impact of the $3.25 billion senior secured notes offering; the expected benefits of the refinancing of the Company's Bitcoin-backed credit facility; the anticipated conversion of the Coatue convertible note; the expected size, composition, and conversion of the Company's development pipeline into contracted revenue; the Company's capital allocation strategy and competitive positioning; and the Company’s future business strategy, competitive strengths, expansion, and growth of the business and operations more generally, and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “allow”, “believe”, “estimate”, “expect”, “predict”, “can”, “might”, “potential”, “is designed to”, “likely,” or similar expressions.

Statements containing forward-looking information are not historical facts, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, failure of critical systems; geopolitical, social, economic, and other events and circumstances; competition from current and future competitors; risks related to power requirements; cybersecurity threats and breaches; hazards and operational risks; changes in leasing arrangements; Internet-related disruptions; dependence on key personnel; having a limited operating history; attracting and retaining customers; entering into new offerings or lines of business; price fluctuations and rapidly changing technologies; construction of new data centers, data center expansions, or data center redevelopment; predicting facility requirements; strategic alliances or joint ventures; operating and expanding internationally; failing to grow hashrate; purchasing miners; relying on third-party mining pool service providers; uncertainty in the development and acceptance of the Bitcoin network; Bitcoin halving events; competition from other methods of investing in Bitcoin; concentration of Bitcoin holdings; hedging transactions; potential liquidity constraints; legal, regulatory, governmental, and technological uncertainties; physical risks related to climate change; involvement in legal proceedings; trading volatility; and other risks described from time to time in Company’s filings with the U.S. Securities and Exchange Commission. In particular, see the Company’s recent and upcoming annual and quarterly reports and other continuous disclosure documents, which are available under the Company’s EDGAR profile at www.sec.gov and SEDAR+ profile at www.sedarplus.ca.

Adjusted EBITDA

In addition to our results determined in accordance with GAAP, we rely on Adjusted EBITDA to evaluate our business, measure our performance, and make strategic decisions. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net loss, adjusted for impacts of interest expense, income tax benefit, depreciation and amortization, our share of unconsolidated joint venture depreciation and amortization, net of basis adjustments, foreign exchange gain or loss, loss on sale of property and equipment, gain on derivatives, gain or loss on other financial liability, gain on warrant liability, gain on sale of Far North JV, net of transaction costs, the removal of non-recurring transactions, asset contribution costs, loss attributable to non-controlling interests, and stock-based compensation expense in the period presented. You are encouraged to evaluate each of these adjustments and the reasons our Board and management team consider them appropriate for supplemental analysis.

Our board of directors and management team use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation and amortization), and other items (such as non-recurring transactions mentioned above) that impact the comparability of financial results from period to period.

Net loss is the GAAP measure most directly comparable to Adjusted EBITDA. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Hut 8 Corp. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited, in USD thousands, except share and per share data)

	Three Months Ended
	March 31,
(in USD thousands)	2026	2025
Revenue:
Power	$3,740	$4,380
Digital Infrastructure	1,303	1,317
Compute	65,974	16,118
Total revenue	71,017	21,815

Cost of revenue (exclusive of depreciation and amortization shown below):
Cost of revenue – Power	2,107	3,628
Cost of revenue – Digital Infrastructure	1,546	1,559
Cost of revenue – Compute	21,895	13,472
Total cost of revenue	25,548	18,659

Operating expenses:
Depreciation and amortization	38,442	14,899
General and administrative expenses	81,740	21,059
Loss on digital assets	295,657	112,394
Loss on sale of property and equipment	—	2,454
Total operating expense	415,839	150,806
Operating loss	(370,370)	(147,650)

Other income (expense):
Foreign exchange (loss) gain	(2,720)	9
Interest expense	(9,243)	(7,469)
Asset contribution costs	—	(22,780)
Gain on derivatives	40,817	20,862
(Loss) gain on other financial liability	(661)	1,139
Gain on warrant liability	69	—
Gain on sale of Far North JV, net of transaction costs	33,601	—
Equity in earnings of unconsolidated joint venture	6,430	1,365
Total other income (expense)	68,293	(6,874)

Net loss before taxes	(302,077)	(154,524)

Income tax benefit	48,942	20,205

Net loss	$(253,135)	$(134,319)

Less: Net loss attributable to non-controlling interests	33,286	430
Net loss attributable to Hut 8 Corp.	$(219,849)	$(133,889)

Net loss	$(253,135)	$(134,319)
Other comprehensive (loss) income :
Foreign currency translation adjustments	(9,310)	1,187
Total comprehensive loss	(262,445)	(133,132)
Less: Comprehensive loss attributable to non-controlling interest	33,281	431
Comprehensive loss attributable to Hut 8 Corp.	$(229,164)	$(132,701)

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Adjusted EBITDA Reconciliation

	Three Months Ended
	March 31,
(in USD thousands)	2026	2025
Net loss	$(253,135)	$(134,319)
Interest expense	9,243	7,469
Income tax benefit	(48,942)	(20,205)
Depreciation and amortization	38,442	14,899
Share of unconsolidated joint venture depreciation, amortization, net basis adjustments (1)	2,159	5,485
Foreign exchange loss (gain)	2,720	(9)
Loss on sale of property and equipment	—	2,454
Gain on derivatives	(40,817)	(20,862)
Loss (gain) on other financial liability	661	(1,139)
Gain on warrant liability	(69)	—
Gain on sale of Far North JV, net of transaction costs	(33,601)	—
Non-recurring transactions (2)	—	1,485
Asset contribution costs	—	22,780
Loss attributable to non-controlling interest	21,953	473
Stock-based compensation expense	50,874	3,793
Adjusted EBITDA	$(250,512)	$(117,696)

1.

Net of the accretion of fair value differences of depreciable and amortizable assets included in equity in earnings of unconsolidated joint venture in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss in accordance with ASC 323. See Note 8. Investment in unconsolidated joint venture of our Unaudited Condensed Consolidated Financial Statements for further detail.

2.

There were no non-recurring transactions for the three months ended March 31, 2026. Non-recurring transactions for the three months ended March 31, 2025 represent approximately $1.5 million of restructuring costs and ABTC related transaction costs.

Contacts

Hut 8 Investor Relations
ir@hut8.com

Hut 8 Public Relations
media@hut8.com